The Board of Directors
Official Payments Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 2000, relating to the balance sheets of Official Payments Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of Official Payments Corporation.

                                          /s/ KPMG LLP


New York, New York
June 2, 2000